Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
FORBES MAGAZINE AGAIN RANKS CREDO AMONG ITS
200 BEST SMALL COMPANIES
DENVER, COLORADO, October 23, 2006 – CREDO Petroleum Corporation (NASDAQ: CRED) today reported that Forbes magazine has again ranked the company as one of its 200 Best Small Companies. For 2006, Forbes ranked CREDO 74th on its 200 Best Small Companies list. The 2006 list appears in the October 30, 2006 issue of Forbes magazine.
James T. Huffman, President, said, “Once again, we are pleased to be selected by Forbes as one of its best 200 small companies. To qualify, companies had to show a consistent pattern of positive growth during a five-year period as well as over the last 12 months. This recognition by Forbes does not stand alone. CREDO has a record of excellence as the following statistics show.”
•	200 Best Small Companies — 2006, 2004, 2001 (Forbes Magazine)

•	America’s Fastest Growing Small Companies — 2006, 2005, 2004, 2003 (Fortune Small Business Magazine)

•	Top 15 in Profitability Per Unit of Production Among Worldwide Oil and Gas Companies — 2004, 2003, 2002 (John S. Herold)
Huffman further stated, “This recognition is another tribute to our employees and directors who have built an outstanding company in a volatile and competitive business environment.”
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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol

“CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.